SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                FORM 8-K


             Current Report Pursuant to Section 13 or 15(d)
               of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported): August 15, 2005


                             FARMER BROS. CO.




       Delaware                  0-1375                     95-0725980
(State of incorporation)     (Commission File Number)     (IRS Employer
                                                        Identification No.)





20333 South Normandie Avenue, Torrance, California             90502
(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code 310-787-5200














Item 5.  Other Events and Regulation FD Disclosure.

NEWS RELEASE / August 15, 2005

FARM - NASDAQ NATIONAL MARKET SYSTEM


Farmer Bros. Names Guenter W. Berger as Chairman, CEO and President; Raises Quarterly Dividend for Ninth Consecutive Year

TORRANCE, CALIF. - August 15, 2005 - Farmer Bros. Co. (Nasdaq: FARM) today said its Board of Directors has elected Guenter W. Berger to the positions of Chairman, Chief Executive Officer and President. He has served as Interim Chief Executive Officer since January.

The Board of Directors also declared a quarterly dividend of $0.105 per share for shareholders of record on Oct. 28, 2005, payable on Nov. 14, 2005. This marks the ninth consecutive year in which the Board has increased the dividend.

The Board also scheduled the annual meeting of shareholders for November 28, 2005, and set October 10, 2005 as the record date. The meeting will be held at the Company's headquarters in Torrance.

Mr. Berger, 68, a 45-year veteran of Farmer Bros., in 1980 became a member of the Board of Directors and was elected Vice President of Production, with responsibility for all inventory, production, coffee roasting and distribution operations at the Company's production and distribution center in Torrance.

"Guenter has been a solid contributor to the Company's success for many years. Since January his leadership has been especially valuable in helping our employees through a difficult transition," said John Merrell, an independent director. "He's the right person to keep our sales team energized and to make sure our new information systems are completed and reach their potential."

In a statement, Guenter Berger said, "I'm pleased that the Board has such confidence in me, and am excited to be a part of this great company. Our employee-owners are dedicated and hard working, and I know that when we are all working together we'll get past these short term issues that have loaded us down in the recent past. Our sales group is making good progress, we are in the final phase of our information system conversion and our employees are adjusting to the tragic loss of Roy E. Farmer. We have had a difficult year, but we have the talent and the resources to improve our operations: and we will succeed!"

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Brothers has paid a dividend for 51 consecutive years, increased the dividend in each of the last nine consecutive years, and its stock price has grown on a split-adjusted basis from $1.80 a share in 1980.

Contact:
Jim Lucas / Whitney Hays
Abernathy MacGregor Group
213-630-6550



Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


FARMER BROS. CO.



s/ John E. Simmons

John E. Simmons
Treasurer

Date:    August 15, 2005